Exhibit 4.25

OFFICER HOLD HARMLESS INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made effective as of the 15th day of January, 2010, by and between DJSP ENTERPRISES, INC., a company incorporated under the laws of the British Virgin Islands (the “Company”), and _______________ (the “Officer”).

W I T N E S S E T H

WHEREAS, it is essential to the Company to retain and attract persons qualified to act as officers; and

WHEREAS, in order for the Company to attract persons qualified to act as officers, it is reasonable, prudent and necessary for the Company to contractually obligate itself (regardless of, among other things, after the date hereof, any amendment to or revocation of the Company’s organizational documents, any change in the composition of the Board of Directors of the Company or any transaction, acquisition related or otherwise, relating to the Company) to hold harmless, defend and indemnify officers to the fullest extent permitted by the British Virgin Islands Business Companies Act, 2004 (as amended) (the “Act”) so that capable persons will serve or continue to serve the Company; and

WHEREAS, the Officer is willing to serve or continue to serve on the condition that the Officer be so treated.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Officer do hereby agree as follows:

1.  Definitions.  The following terms as used in this Agreement shall have the following respective meanings:

“Expenses” means any and all cost, damage, damages, expenses, liabilities, losses, including actual attorneys’ fees, judgments, penalties, fines, and amounts paid or to be paid in settlement of any or all Proceedings.

“Proceeding” means any claim, action, suit or proceeding (or part thereof), whether arbitration, civil, criminal, administrative or investigative.

2.  Services by Officer.  The Officer agrees to serve as a officer of the Company for so long as the Officer is duly elected or appointed or until the Officer’s death, resignation or removal and in all events only for so long as this Agreement shall be in force and effect.

3.  Indemnification.  Subject to the terms and conditions of this Agreement and to the Act, the Company shall defend, indemnify and hold harmless the Officer to the fullest extent authorized by any law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide on the date of the execution of this Agreement), against all Expenses incurred or suffered by the Officer in connection with or in any way relating to any Proceeding in which the Officer is or was a party or is threatened to be made a party or is involved by reason of the fact that the Officer is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, including service on the Board of Managers of DAL Group, LLC, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, partner, trustee, administrator, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, administrator, employee or agent.  Notwithstanding the foregoing, except as provided in Section 5 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify the Officer seeking indemnification in connection with a Proceeding (or part thereof) initiated by the Officer only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

4.  Expenses.  Subject to the Act, the right to indemnification conferred under Section 3 hereof shall include the right to be paid by the Company Expenses incurred in defending any such Proceeding in advance of its final disposition; provided however, that the payment of such Expenses incurred by the Officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Officer, to repay all advances if it shall ultimately be determined by final judicial decision that the Officer is not entitled to indemnification under applicable law under the circumstances (such undertaking shall be by unlimited general obligation of the Officer but need not be secured).

5.  Right of the Officer to Bring Suit.  (a) If a claim under Section 3 hereof is not paid in full by the Company within ten (10) days after written request by the Officer to the Company for payment thereof, the Officer may at any time thereafter bring suit against the Company in any court of competent jurisdiction to recover the unpaid amount of the claim, and if successful in whole or in part, the Officer shall be entitled to be paid also the expense (inclusive of attorneys fees and costs, at all levels – pretrial, trial and appellate) of prosecuting such claim.

(b)  In any action brought by the Officer to enforce a right hereunder, or by the Company to recover payments by the Company of advances, the burden of proof shall be on the Company.

(c)  The Officer shall receive interim payments of expenses pursuant to Section 4 until it is determined by final judicial decision that the Officer is not entitled to such payments.

(d)  It is the parties’ intention that the Officer shall be presumed to be entitled to indemnification hereunder until it is determined by final judicial decision that the Officer is not entitled to indemnification hereunder and no determination other than by such a judicial decision to the contrary (including any determination by its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) shall create a presumption that Officer has not met the applicable standard of conduct.

6.  Assumption of Claim.  The Company shall assume the defense of any Proceeding with respect to which indemnification is sought, with counsel satisfactory to the Officer.  After such assumption, the Company will not be liable to the Officer under this Agreement for any expenses (including legal expenses) subsequently incurred by the Officer in defending such Proceeding; provided however, that the Officer shall have the right to employ his or her own counsel in any Proceeding but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at the Officer’s expense; and provided however that if (i) the employment of such counsel by the Officer has been previously authorized by the Company, (ii) the Officer shall have reasonably concluded that there may be a conflict of interest between (A) the Company and the Officer or (B) the Officer and other Officers or Directors named in the Proceeding in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, the fees and expenses of such counsel shall be at the expense of the Company.

7.  Mutual Acknowledgment.  Both the Company and Officer acknowledge that in certain instances, United States law or public policy may override applicable British Virgin Islands law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise.  For example, the Company and Officer acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations.  Officer understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Officer.

8.  Non-Exclusivity of Rights.  The rights provided hereunder shall not be deemed exclusive of any other rights which the Officer may be entitled under any statute, agreement, provision of the Memorandum and Articles of Association of the Company, or otherwise, and such rights shall continue after the Officer ceases to serve the Company as a officer.

9.  Severability.  In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

10.  Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the British Virgin Islands.

11.  Successors and Assigns.  This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets, any successor by merger or otherwise by operation of law or any successor pursuant to a migratory merger or other similar transaction changing the Company’s place of organization (a “Migratory Merger”) and (ii) shall be binding on and inure to the benefit of the heirs, personal representatives, executors and administrators of the Officer.  If the Company should engage in a Migratory Merger, the term “Act” as used in this Agreement shall refer to the laws of the jurisdiction in which the Company is then organized, but only if said laws permit the Company to provide broader indemnification rights than the Company was permitted to provide under this Agreement prior to the Migratory Merger.

12. Amendment.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing and signed by each of the parties hereto.  No amendment to or revocation of the Company’s organizational documents, change in the composition of the Board of Directors of the Company or any transaction, acquisition related or otherwise, relating to the Company shall result in or permit the amendment, modification, termination or cancellation of this Agreement except with the consent of the Officer made in writing and signed by each of the parties hereto.

13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement as of the date set forth below.

DJSP ENTERPRISES, INC.

By:

Dated:	____________________, 2010

OFFICER

Dated:	____________________, 2010